Securities Act File No. 333-106576
Investment Company Act File No. 811-21386
U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      ☒
PRE-EFFECTIVE AMENDMENT NO.                ☐
POST-EFFECTIVE AMENDMENT NO. 32        ☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     ☒
AMENDMENT NO. 32      ☒
(Check appropriate box or boxes.)
__________________________________________________________________
DREYFUS MANAGER FUNDS I
 (Exact Name of Registrant as Specified in its Charter)
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166
 (Address of Principal Executive Offices)  (Zip Code)
Registrant's Telephone Number, including Area Code: (212) 922-6000
Bennett MacDougall, Esq.
200 Park Avenue
New York, New York 10166
 (Name and Address of Agent for Service)
Copy To:
David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
 New York, New York 10038
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
Explanatory Note
This Post-Effective Amendment consists of the following:
1. Facing Sheet of the Registration Statement.
2. Part C to the Registration Statement (including signature page).
3. Exhibits (n)(1) and (n)(2) to Item 28 to the Registration Statement.
This Post-Effective Amendment is being filed solely to file the Rule 18f-3 Plans as Exhibits (n)(1) and (n)(2) to Item 28 to this Registration Statement on Form N-1A.
Part A of the Registration Statement was filed on February 26, 2015 pursuant to Rule 485(b) under the Securities Act of 1933 and is incorporated by reference herein; and
Part B of the Registration Statement was filed on December 31, 2015 pursuant to Rule 497(e) under the Securities Act of 1933 and is incorporated by reference herein.
DREYFUS MANAGER FUNDS I
PART C. OTHER INFORMATION
_________________________

Item 28.	Exhibits.

(a)(1)
Registrant's amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A, filed on November 18, 2003.

(a)(2)	Articles of Amendment is incorporated by reference to Exhibit (a)(1) of Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A, filed on June 5, 2009.

(b)	Registrant's By-Laws is incorporated by reference to Exhibit (b) of Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A, filed on July 28, 2011.

(d)(1)
Management Agreement is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A, filed July 11, 2013 ("Post-Effective Amendment No. 26").

(d)(2)	Sub-Investment Advisory Agreement with The Boston Company Asset Management, LLC ("TBCAM") is incorporated by reference to Exhibit (d)(2) of Post-Effective Amendment No. 26.

(d)(3)	Expense Limitation Agreement is incorporated by reference to Exhibit (d)(3) of Post-Effective Amendment No. 26.

(e)(1)	Distribution Agreement is incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 26.

(e)(2)	Forms of Service Agreements are incorporated by reference to Exhibit (e)(2) of Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A, filed on July 27, 2007.

(e)(3)	Forms of Supplement to Service Agreements are incorporated by reference to Exhibit (e)(3) of Post- Effective Amendment No. 11 to the Registration Statement on Form N-1A, filed on July 27, 2007.

(g)(1)	Custody Agreement is incorporated by reference to Exhibit (g)(1) of Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A, filed on July 28, 2011.

(g)(2)
Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed on February 28, 2014 ("Post-Effective Amendment No. 28").

(h)(1)	Amendment and Restated Transfer Agency Agreement is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A, filed on July 27, 2012.

(h)(2)	Shareholder Services Plan is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 26.

(i)	Opinion and consent of Registrant's counsel is incorporated by reference to Exhibit (i) of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A, filed on December 5, 2003.

(j)
Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A, filed on February 26, 2015.

(m)	Distribution Plan (Rule 12b-1 Plan) is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 26.

(n)(1)	Rule 18f-3 Plan, amended as of November 13, 2015.*

(n)(2)	Rule 18f-3 Plan, amended as of February 1, 2016.*

(p)(1)	Revised Code of Ethics adopted by Registrant and The Dreyfus Corporation ("Dreyfus") and its affiliates is incorporated by reference to Exhibit (p)(1) of Post-Effective Amendment No. 26.

(p)(2)
Code of Ethics for the Non-management Board Members of The Dreyfus Family of Funds is incorporated by reference to Exhibit (p)(3) of Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A, filed on July 28, 2010.

Other Exhibits

(a) Powers of Attorney are incorporated by reference to Other Exhibits (a) of Post-Effective Amendment No. 28.

(b) Certificate of Secretary is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A, filed on July 28, 2010.
_________________________
*  Filed herewith.

Item 29.	Persons Controlled by or under Common Control with Registrant.

Not Applicable

Item 30.	Indemnification.

The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorney's fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

Article VIII of the Registrant's Declaration of Trust and any amendments thereto, Article 10 of the Registrant's Amended and Restated ByLaws and Section 1.10 of the Distribution Agreement.

Item 31(a).	Business and Other Connections of Investment Adviser.

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser and manager for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts.  Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer and distributor of other investment companies advised and administered by Dreyfus.

Item 31(b).	Business and Other Connections of Investment Adviser.

The Registrant (on behalf of Dreyfus Research Long/Short Equity Fund) is fulfilling the requirement of this Item 31 to provide a list of the officers and directors of TBCAM, the sub-investment adviser of Dreyfus Research Long/Short Equity Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by TBCAM, or those of its officers and directors during the past two years, by incorporating  by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940, as amended, by TBCAM (SEC File No. 801-6829).

Item 31.	Business and Other Connections of Investment Adviser (continued)
Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 – 3/15

		Chairman	2/13 - Present

	BNY Mellon Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	MBSC Securities Corporation++	Executive Vice President	3/15 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon***	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director	5/11 - Present 5/10 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Director	3/12 – 3/15
		Executive Vice President	12/11 – Present

Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 - Present
	Deutsche Bank 60 Wall Street New York, NY 10005	Director and Associate General Counsel	6/05 - 6/15

	Deutsche Investment Management Americas, Inc. 345 Park Avenue New York, NY 10154	Chief Legal Officer	11/08 - 6/15

Kim Mustin Executive Vice President – North American Distribution	MBSC Securities Corporation++	Chief Executive Officer	3/15 - Present
	MBSC Securities Corporation++	Director	10/14 - Present

	MBSC Securities Corporation++	Executive Vice President	10/14 - 3/15

	BNY Mellon Investments CTA, LLC*	Manager	3/15 - Present

	BNY Mellon Investments CTA, LLC*	President	3/15 - Present

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9-14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9-14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	9/13 – 3/15

	Asset Recovery IX, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	3/14 – 3/15

	Asset Recovery XIII, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/13 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/13 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/13 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation 	Assistant Treasurer – Tax	10/13 - Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	484Wall Capital Management LLC ***	Assistant Treasurer – Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer – Tax	7/13 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	AURORA-IRE, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

	BNY Cargo Holdings LLC***	Assistant Treasurer – Tax	7/13 – Present

	BNY Catair LLC †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Gator LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing I Corp. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Housing II LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC 	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Partnership Funding LLC ***	Manager	11/14 – 6/15

	BNY Rail Maintenance LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNY Wings, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. 	Assistant Treasurer – Tax	3/14 - Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 - Present

	EACM Advisors LLC 	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC 	Assistant Treasurer – Tax	1/14 - Present

	Eagle Investment Systems LLC 	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	GIS Holdings (International) Inc. #	Assistant Treasurer – Tax	6/14 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer – Tax	5/13 – Present

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-AC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-BC, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	IRE-SB, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	ITCMED, Inc. ***	Assistant Treasurer – Tax	6/13 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investments Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 - Present

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 - Present

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

	Mellon International Leasing Company #	Assistant Treasurer – Tax	8/14 - Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	Mellon Residential Funding Corporation ++++	Assistant Treasurer - Tax	4/14 - Present

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	New GSM Holding Corporation 	Assistant Treasurer – Tax	7/13 – Present

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

	Northern Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. 	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC 	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – Present

	USPLP, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

	BNY Community Development Enterprises Corp. ***	Vice President – Tax	4/13 – 5/14

	Asset Recovery I, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery VI, LLC ***	Assistant Treasurer	9/13 - 11/13

	Asset Recovery XII, LLC ***	Assistant Treasurer	3/13 - 11/13

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon ***	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Tracy A. Hopkins Vice President - Cash Strategies	MBSC Securities Corporation++	Executive Vice President Senior Vice President	2/14 – Present 2/08 – 2/14

Anthony Mayo Vice President – Information Systems	MBSC Securities Corporation++	Chief Technology Officer	4/14 – Present

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present
	BNY Mellon, National Association+	Managing Director	7/09 – 10/14

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

	Eagle Investment Systems LLC 	Vice President - Real Estate	7/11 – Present

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – Present

	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – Present

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 – 5/13

	Technology Services Group, Inc. 	Vice President - Real Estate	7/11 – Present

	Tennessee Processing Center LLC 	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

	MBNA Institutional PA Services, LLC+	Managing Director	7/09 – 10/14

Claudine Orloski Vice President – Tax	Dreyfus Service Organization++	Vice President – Tax	8/14 – Present
	MBSC Securities Corporation++	Vice President – Tax	2/12 - Present

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery III, LLC ***	Assistant Treasurer	9/11 – 3/15

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery IX, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery VII, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery X, LLC ***	Assistant Treasurer	2/11 – 3/15

	Asset Recovery XIII, LLC***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XV, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVI, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XVII, LLC ***	Assistant Treasurer	3/11 – 3/15

	Asset Recovery XVIII, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXI, LLC ***	Assistant Treasurer	7/11 – 3/15

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXIII, LLC ***	Assistant Treasurer	7/11 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	484 Wall Capital Management LLC	Assistant Treasurer -Tax	10/13 – Present

	Airlease Incorporated †††	Assistant Treasurer -Tax	7/11 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	AURORA-IRE, INC. †††	Assistant Treasurer -Tax	7/11 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Cargo Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Catair LLC †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Gator LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Hitchcock Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing I Corp. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Housing II LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Holdings LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC 	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation 	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) 	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Rail Maintenance LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. 	Assistant Treasurer –Tax	2/11 – Present

	Cutwater Asset Management Corp. +++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC +++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. +++++	Assistant Treasurer - Tax	1/15 - Present

	EACM Advisors LLC 	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC 	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC 	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	GIS Holdings (International) Inc. #	Assistant Treasurer –Tax	4/12 – 12/14

	Hamilton Floating Rate Fund Holdings, LLC ***	Assistant Treasurer –Tax	5/11 – Present

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-AC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-BC, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	IRE-SB, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	ITCMED, Inc. ***	Assistant Treasurer –Tax	6/11 – 5/15

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investments Corporation #	Assistant Treasurer –Tax	11/11 – Present

	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – Present

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	Mellon Residential Funding Corporation ****	Assistant Treasurer –Tax	4/14 – Present

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	New GSM Holding Corporation 	Assistant Treasurer –Tax	7/11 – Present

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

	Northern Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC	Assistant Treasurer –Tax	11/14 - Present

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. 	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC 	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – Present

	USPLP, Inc. ***	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present
	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

*	The address of the business so indicated is One Boston Place, Boston, MA 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
***	The address of the business so indicated is One Wall Street, New York, NY 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL 60602.
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY 10022.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, PA 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, NY 10166.
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA 19462.
++++	The address of the business so indicated is 500 Grant Street, Pittsburgh, PA 15258.
+++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504.
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY 10019.
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA 90024.
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA 19103.
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD.
	The address of the business so indicated is 4 New York Plaza, New York, NY 10004.
	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT 06854-1940.
	The address of the business so indicated is One Wells Avenue, Newton, MA 02459.
	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT 06107.
	The address of the business so indicated is 101 Barclay Street, 3rd Floor, New York, NY 10286.
	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA 98402.
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE 19809.
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY 10017.
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ 07399.
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX 77002.
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX 77002.
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA 19406-1212.
#######	The address of the business so indicated is 8400 E. Prentice Avenue, Greenwood Village, CO 80111.
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY 10104.

Item 32.                       Principal Underwriters

(a)            Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Absolute Insight Funds, Inc.
3.	BNY Mellon Funds Trust
4.	CitizensSelect Funds
5.	Dreyfus Appreciation Fund, Inc.
6.	Dreyfus BASIC Money Market Fund, Inc.
7.	Dreyfus BNY Mellon Funds, Inc.
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Funds, Inc.
11.	The Dreyfus Fund Incorporated
12.	Dreyfus Government Cash Management Funds
13.	Dreyfus Growth and Income Fund, Inc.
14.	Dreyfus Index Funds, Inc.
15.	Dreyfus Institutional Cash Advantage Funds
16.	Dreyfus Institutional Preferred Money Market Funds
17.	Dreyfus Institutional Reserves Funds
18.	Dreyfus Intermediate Municipal Bond Fund, Inc.
19.	Dreyfus International Funds, Inc.
20.	Dreyfus Investment Funds
21.	Dreyfus Investment Grade Funds, Inc.
22.	Dreyfus Investment Portfolios
23.	The Dreyfus/Laurel Funds, Inc.
24.	The Dreyfus/Laurel Funds Trust
25.	Dreyfus Liquid Assets, Inc.
26.	Dreyfus Manager Funds II
27.	Dreyfus Midcap Index Fund, Inc.
28.	Dreyfus Municipal Bond Opportunity Fund
29.	Dreyfus Municipal Cash Management Plus
30.	Dreyfus Municipal Funds, Inc.
31.	Dreyfus New Jersey Municipal Bond Fund, Inc.
32.	Dreyfus New York AMT-Free Municipal Bond Fund
33.	Dreyfus New York Municipal Cash Management
34.	Dreyfus New York Tax Exempt Bond Fund, Inc.
35.	Dreyfus Opportunity Funds
36.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
37.	Dreyfus Premier GNMA Fund, Inc.
38.	Dreyfus Premier Investment Funds, Inc.
39.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
40.	Dreyfus Premier Worldwide Growth Fund, Inc.
41.	Dreyfus Research Growth Fund, Inc.
42.	Dreyfus State Municipal Bond Funds
43.	Dreyfus Stock Funds
44.	Dreyfus Short Duration Bond Fund
45.	The Dreyfus Socially Responsible Growth Fund, Inc.
46.	Dreyfus Stock Index Fund, Inc.
47.	Dreyfus Tax Exempt Cash Management Funds
48.	The Dreyfus Third Century Fund, Inc.
49.	Dreyfus Treasury & Agency Cash Management
50.	Dreyfus Treasury Prime Cash Management
51.	Dreyfus U.S. Treasury Intermediate Term Fund
52.	Dreyfus U.S. Treasury Long Term Fund
53.	Dreyfus Variable Investment Fund
54.	General California Municipal Money Market Fund
55.	General Government Securities Money Market Funds, Inc.
56.	General Money Market Fund, Inc.
57.	General Municipal Money Market Funds, Inc.
58.	General New Jersey Municipal Money Market Fund, Inc.
59.	General New York AMT-Free Municipal Money Market Fund
60.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	President and Director	None
J. Charles Cardona*	Chairman of the Board and Co-Head	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack†	Executive Vice President	None
Diane P. Durnin†††	Executive Vice President	None
Tracy Hopkins*	Executive Vice President	None
William H. Maresca**	Executive Vice President and Director	None
Kimberly M. Mustin†††	Chief Executive Officer and Director	None
Paul D. Nobile†††	Executive Vice President	None
Christopher D. O'Connor†††	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone*******	Executive Vice President	None
Cheryl M. Pipia†††	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappington*	Executive Vice President and Director	None
Brie A. Steingarten*	Chief Legal Officer and Secretary	None
Eric P. Cola*	Senior Vice President	None
Mercedes Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Jaynthi Gandhi†††	Chief Compliance Officer (Broker-Dealer Business)	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann**	Privacy Officer	None
Charles Doumar†††	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Jill Gill*	Vice President	None
Kathleen Geis††	Vice President	None
Joseph R. Kane***	Vice President – Tax	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Carla R. Wanzer**	Vice President	None
Claudine Orloski***	Vice President – Tax	None
John Shea†††	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil******	Vice President – Finance	None
William Verity******	Vice President – Finance	None
James Windels*******	Vice President	Treasurer
Ronny Santos*	Assistant Vice President	None
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
Audrey Edwards***	Assistant Secretary	None
Susan K. Maroni***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None
Victor R. Siclari***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
******	Principal business address is 101 Barclay Street, New York 10286.
*******	Principal business address is 2 Hanson Place, Brooklyn, NY 11217.
†	Principal business address is 201 Columbine Street, Suite 200, Denver, CO 80206.
††	Principal business address is 525 William Penn Place, Pittsburgh, PA 15259.
†††	Principal business address is 225 Liberty Street, New York, NY 10286.

Item 33.	Location of Accounts and Records

	1.	The Bank of New York Mellon
225 Liberty Street
New York, New York 10286

	2.	The Bank of New York Mellon
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

	3.	BNY Mellon Investment Servicing (US), Inc.
4400 Computer Drive
Westborough, MA 01581

	4.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

	5.	The Dreyfus Corporation
2 Hanson Place
Brooklyn, New York 11217

Item 34.	Management Services

Not Applicable

Item 35.	Undertakings

None

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of January, 2016.

DREYFUS MANAGER FUNDS I

By:	/s/ Bradley J. Skapyak*
	Name:	Bradley J. Skapyak
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

	/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	01/21/2016
Bradley J. Skapyak

	/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	01/21/2016
James Windels

	/s/ Joseph S. DiMartino*	Chairman of the Board	01/21/2016
Joseph S. DiMartino

	/s/ Peggy C. Davis*	Board Member	01/21/2016
Peggy C. Davis

	/s/ David P. Feldman*	Board Member	01/21/2016
David P. Feldman

	/s/ Ehud Houminer*	Board Member	01/21/2016
Ehud Houminer

	/s/ Lynn Martin*	Board Member	01/21/2016
Lynn Martin

	/s/ Robin A. Melvin*	Board Member	01/21/2016
Robin A. Melvin

	/s/ Martin Peretz*	Board Member	01/21/2016
Martin Peretz

*BY:	/s/ Janette Farragher
Janette Farragher Attorney-in-Fact
Index of Exhibits
(n)(1)	Rule 18f-3 Plan, amended as of November 13, 2015.

(n)(2)	Rule 18f-3 Plan, amended as of February 1, 2016.